EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-39758) of Visteon Corporation of our report dated June 25, 2004 relating to the financial statements of the Visteon Investment Savings Plan for Hourly Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
June 25, 2004

Visteon Investment
Savings Plan for Hourly Employees
Index
December 30, 2003 and 2002

Page(s)
Report of Independent Registered Public Accounting Firm	1
Financial Statements
Statement of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4–9
Additional Information
Schedule I – Schedule of Assets (Held at End of Year)	10

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the
Visteon Investment Savings Plan for Hourly Employees

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Visteon Investment Savings Plan for Hourly Employees (the “Plan”) at December 30, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) as of December 30, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
June 25, 2004

Visteon Investment
Savings Plan for Hourly Employees
Statement of Net Assets Available for Benefits
December 30, 2003 and 2002

	2003	2002
Assets
Investment in Master Trust, at fair value	$1,530,888	$539,225
Loans to participants	69,832	16,706

Net assets available for benefits	$1,600,720	$555,931

The accompanying notes are an integral part of these financial statements.

Visteon Investment
Savings Plan for Hourly Employees
Statement of Changes in Net Assets Available for Benefits
Year Ended December 30, 2003

Additions
Additions to net assets attributed to Plan interest in Master Trust investment income	$262,769
Contributions
Employee contributions	679,255
Other additions
Loan interest	1,729
Transfers in and rollovers from other plans	181,533

Total additions	1,125,286
Deductions
Deductions from net assets attributed to Withdrawal of participants’ accounts	(80,197)
Administrative expense/other	(300)

Total deductions	(80,497)

Net increase	1,044,789

Net assets available for benefits
Beginning of year	555,931

End of year	$1,600,720

The accompanying notes are an integral part of these financial statements.

Visteon Investment
Savings Plan for Hourly Employees
Notes to Financial Statements
December 30, 2003 and 2002

1.	Description of the Plan

The following description of the Visteon Investment Savings Plan for Hourly Employees (the “Plan”) provides only general information. The Plan was established effective July 1, 2000. The provisions of the Plan are governed in all respects by the detailed terms and conditions contained in the Plan document. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Type and Purpose of the Plan

The Plan is a defined contribution plan established to encourage and facilitate systematic savings and investment by eligible hourly employees of Visteon Corporation (“Visteon”) and to provide them with an opportunity to become stockholders of Visteon. The Plan includes provisions for voting shares of Visteon stock. It is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) applicable to defined contribution pension plans.

Eligibility and Vesting

Hourly employees are eligible to participate in the Plan three months after their date of hire. Certain other part-time and temporary employees may also be eligible to participate in the Plan. Participation in the Plan is voluntary. Participants are immediately 100% vested in their contributions and actual earnings thereon, regardless of length of service.

Contributions

Under the Plan, and subject to limits required to be imposed by the Internal Revenue Code of 1986, as amended (the “Code”), participants may elect to contribute up to 40% of their eligible wages. Participants may also elect to redirect their annual profit sharing bonus, if any, to be a contribution to the Plan. Participants who have attained the age of 50 are eligible to make catch-up contributions. Such contributions are excluded from participants’ taxable income.

Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of: (a) plan earnings, and (b) certain fund expenses. Allocations are based on participant earnings or account balances. Under the Plan, certain funds will charge a fee on short term transfers which is paid from the participant’s account. The benefit to which a participant is entitled is determined from the participant’s account.

Plan Administrative Expenses

A portion of Plan administrative expenses are paid by Visteon and not charged to participants’ accounts.

Distributions

Distributions of benefits shall be made upon the occurrence of any one of the following:

•	Retirement of the participant at age 65;

•	Deferred retirement of the participant beyond age 65;

•	In-service withdrawal of the participant at age 59-1/2;

Visteon Investment
Savings Plan for Hourly Employees
Notes to Financial Statements
December 30, 2003 and 2002

•	Total and permanent disability of the participant;

•	Death of the participant; or

•	Termination of employment

Benefits due upon death are paid in a lump sum and are based on vested amounts in the participants’ accounts. Benefits due upon termination, retirement, withdrawal, or disability are paid in a lump sum or through installments payable monthly, quarterly, semi-annually, or annually and are based on vested amounts in the participants’ accounts. In addition, terminated participants with benefits due in excess of $3,500 may defer such benefits until age 70-1/2.

Investment Options

Effective May 1, 2003, Visteon modified the investment options available under the Plan. Effective December 1, 2003, the following funds were available :

Fidelity Freedom Funds	TCW Galileo Select Equities Fund
Domini Social Equity Fund	Vanguard Explorer Fund
Vanguard Institutional Index Fund	Fidelity Diversified International Fund
American Century Equity Income Fund	T. Rowe Price International Discovery Fund
Artisan Mid-Cap Fund	Templeton Developing Markets Trust
Clipper Fund	Templeton Foreign Fund
Fidelity Contrafund	Templeton Foreign Smaller Companies Fund
Fidelity Dividend Growth Fund	BGI Bond Index Fund
Fidelity Growth & Income Portfolio	Fidelity Government Income Fund
Fidelity Growth Company Fund	PIMCO Global Bond Fund - Admin Class
Fidelity Low Priced Stock Fund	PIMCO Real Return Bond Fund
PIMCO Total Return III Fund	T. Rowe Price High Yield Fund
Fidelity Real Estate Investment Portfolio

Visteon Stock Fund, Common Stock Fund and Managed Income Portfolio II Fund remained as investment options of the Plan.

Transfers of Assets

The Plan permits the transfer of assets among investment options, with certain restrictions related to transfers to T. Rowe Price Funds and Visteon Stock Fund.

Participant Loans

Participants may borrow from the Plan in amounts beginning with a minimum amount of $1,000, up to a maximum amount not to exceed the lesser of: (a) $50,000, or (b) 50% of their vested account balances, at an interest rate equal to the annual prime rate as published by the Wall Street Journal. Repayment of any loan is made through employee payroll deductions not less frequently than once per calendar quarter.

Visteon Investment
Savings Plan for Hourly Employees
Notes to Financial Statements
December 30, 2003 and 2002

Administration

The plan administrator is responsible for general administration of the Plan for the exclusive benefit of the Plan participants and their beneficiaries, subject to the specific terms of the Plan. Assets of the Plan and related investments are administered by Fidelity Management Trust Company (the “Trustee”). It is the Trustee’s responsibility to invest Plan assets and to distribute benefits to participants. The Trustee is also responsible for daily administration of Plan activity.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition

The Plan investments are stated at fair value as determined by the Trustee. Purchases and sales are recorded on the trade-date basis.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

Contributions

Contributions to the Plan from employees are recorded in the period that payroll deductions are made from participants.

Payment of Benefits

Benefits are recorded when paid.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan’s invested assets ultimately consist of stocks, bonds, fixed income securities, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for benefits.

Visteon Investment
Savings Plan for Hourly Employees
Notes to Financial Statements
December 30, 2003 and 2002

3.	Master Trust (in Thousands)

All assets of the Plan are held by the Visteon Corporation Master Trust (the “Master Trust”). The Visteon Investment Plan also has all of its investments in the Master Trust. A summary of the assets of the Master Trust as of December 30, 2003 and 2002 is as follows:

	2003	2002
Investments, at fair value
Common stock fund, as determined at estimated fair market value	$55,297	$32,923
Common and commingled trust funds, as determined at estimated fair market value	98,306	80,009
Mutual funds, as determined at quoted fair market value	209,273	128,858

Total investments	$362,876	$241,790

During the year ended December 30, 2003, the Master Trust investment income was comprised of the following:

Net appreciation
Mutual funds	$42,051
Common stock fund	18,265
Common and commingled trust funds	4,545

Total net appreciation	64,861
Interest and dividend income	6,845

Total Master Trust investment income	$71,706

The Plan investments and, in turn, the investments held by the Master Trust are generally directed by participants based on their elections. Allocation of the Master Trust to the participating plans as of December 30, 2003 and 2002 is as follows:

	2003	2002
EIN 38-3519512, Plan 005
Visteon Investment Savings Plan for Hourly Employees	$1,531	$539
EIN 38-3519512, Plan 002
Visteon Investment Plan	361,345	241,251

	$362,876	$241,790

Visteon Investment
Savings Plan for Hourly Employees
Notes to Financial Statements
December 30, 2003 and 2002

4.	Related Party Transactions

Certain Plan investments are shares of mutual funds managed by Fidelity Management & Research Company. Fidelity Management Trust Company is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Certain Plan administrative expenses and investment management service fees are paid by Visteon. Certain administrative expenses, such as investment management service fees and legal fees, paid by Visteon amounted to $40,786.

5.	Tax Status

The Plan obtained its latest determination letter on January 28, 2003, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6.	Plan Termination

Visteon, by action of the Board of Directors, may terminate the Plan at any time. Termination of the Plan would not affect the rights of a participant as to the continuance of investment, distribution or withdrawal of the securities, cash and cash value of the Visteon Stock Fund units in the account of the participant as of the effective date of such termination. There are currently no plans to terminate the Plan.

7.	Conversion of UAW-Visteon Hourly Employees to Ford Motor Company

In the 2003 UAW-Ford Agreement, the UAW, Ford and Visteon agreed that all UAW-represented hourly employees hired at Visteon facilities during the term of the 2000-2003 UAW-Visteon Agreement would become Ford employees covered in all respects by successive UAW-Ford National Agreements so long as they remain Ford employees, as well as during their retirement. Effective December 22, 2003, the Plan’s participants could elect a cash distribution, a rollover to an eligible IRA plan, or a rollover of outstanding loan balances and automatic rollover of the participant’s assets to the Ford Motor Company’s Tax-Efficient Savings Plan for Hourly Employees. If the participant’s balance was at least $3,500, the participant may leave these assets in the Plan, subject to Plan provisions, and can withdraw them at any time. The Plan distributed assets under $3,500 to Plan participants. As of May 31, 2004, $955,002 had been transferred out of the Plan. The Plan asset balance at May 31, 2004 totaled $612,279.

Visteon Investment
Savings Plan for Hourly Employees
Notes to Financial Statements
December 30, 2003 and 2002

8.	Subsequent Events

Beginning on January 1, 2004, participants are allowed to make additional payments on loans. Also effective January 1, 2004, dividends that are distributed from the Visteon Stock Fund shall be automatically reinvested in the fund unless the participant elects to receive such dividends in cash.

Beginning on February 1, 2004, participants who are placed on a leave of absence may apply for a loan. Also effective February 1, 2004, brokerage fees associated with exchanges in and out of the Visteon Stock Fund and management fees for the common stock fund and BGI Bond Index Fund will be paid from the respective fund assets.

Beginning on March 1, 2004, Visteon updated the investment options available under the Plan to include the Fidelity Freedom 2005 Fund, the Fidelity Freedom 2015 Fund, the Fidelity Freedom 2025 Fund and the Fidelity Freedom 2035 Fund.

Beginning on April 1, 2004, the maximum limit for employee contributions increased from 40% to 50%.

Visteon Investment
Savings Plan for Hourly Employees
Schedule of Assets (Held at End of Year)
December 30, 2003

(c)
	(b)	Description of Investment
	Identity of Issuer,	Including Maturity Date,		(e)
	Lessor, Borrower or	Rate of Interest, Collateral,	(d)	Current
(a)	Similar Party	Par or Maturity Value	Cost	Value
	Participant Loans	Outstanding participant loans with maturities through 2008 with interest rates between 4.0% and 4.75%		$69,832